Exhibit 10.4

MINISTRY OF THE ECONOMY AND OF INNOVATION

CONTRACT BY AND BETWEEN THE PORTUGUESE STATE AND PETROBRAS INTERNATIONAL BRASPETRO BV, PETRÓLEOS DE PORTUGAL — PETROGAL, S.A., AND PARTEX OIL AND GAS (HOLDINGS) CORPORATION, IN A CONSORTIUM, FOR THE GRANTING OF RIGHTS OF EXPLORATION (PROSPECTION AND RESEARCH), DEVELOPMENT AND PRODUCTION OF OIL IN THE AREA KNOWN AS “CAMARÃO”

On the 18th day of the month of May 2007, at eleven thirty in the morning, at Torre de Belém, in Lisboa, with the Minister of the Economy and of Innovation present, Mr. Manuel António Gomes de Almeida de Pinho, as the first grantor and representative of the Portuguese State (hereinafter the “State”), and, as the second grantors, Mr. Nestor Cuñat Cerveró, married, Brazilian, residing at Rua Garcia d’Ávila, 25 — apartment 1202, Ipanema, Rio de Janeiro, Brazil, representing PETROBRAS INTERNATIONAL BRASPETRO BV, a corporation formed and existing pursuant to the laws of the Netherlands, with its main offices at Prins Bernhardplein 200, 1097 JB, Amsterdam, the Netherlands, with Corporate Identification Number 24339383, and with corporate capital of 5,000,000 euros, with permanent representation in Portugal at Avenida Eng. Duarte Pacheco, Torre 2, 16 Andar, 1070-274, Lisboa, and corporate identification number 980367263 (hereinafter “Petrobras”), Mr. Manuel Ferreira de Oliveira, married, Portuguese, residing in Aldoar, Porto, and Mr. Fernando Manuel dos Santos Gomes, divorced, Portuguese, residing in Lordelo do Ouro,

Porto, representing PETRÓLEOS DE PORTUGAL — PETROGAL, S.A., a corporation with its main offices at Rua Tomás da Fonseca, Torre C, 1600-209, Lisboa, registered in the Commercial Registry of Lisbon under number 00523 — 4th Section, with corporate capital of 516,750,000 euros, and corporate identification number 500697370 (hereinafter “Galp”), and Mr. António José da Costa Silva, married, Portuguese, residing at Rua Passos Manuel, 24 — 2.º andar, 1150-260 Lisboa, representing PARTEX OIL AND GAS (HOLDINGS) CORPORATION, a corporation (wholly owned by Fundação Calouste Gulbenkian), formed and existing under the laws of the Cayman Islands, with its main offices at Walker House, P.O. Box 265 GT, in George Town, Grand Cayman, and an office at Pflugstrasse 20, Postfach 473, FL 9490 Vaduz, Lichtenstein, recorded in the Commercial Registry of the Cayman Islands under number WK80617, with corporate capital of US$ 50,000 and corporate identification number 980272173, represented in Portugal through its subsidiary HIDREXPAND, S.A. located at Rua Ivone Silva, no. 6, 1º andar, 1050-124, Lisboa, and corporate identification number 507839188 (hereinafter “Partex.”).

I have verified the identities, capacities and powers of representation, respectively, through presentation of Passport No. CO 822896 issued on September 14, 2004, by SR/DPF/RJ — Immigration Police Division — NUPAS Passport Center, Rio de Janeiro; from Identification Card No. 957625-8, issued on June 23, 2000, by Civil Identification Services of Porto; from Identification Card No. 1935266-2, issued on June 6, 2006, by Civil Identification Services of Porto; and by Identification Card No. 9692380 issued on June 22, 2004, by the Identification Division of Lisbon, and by presentation of the affidavits and certificates, which documents are archived in the Division for Oil Research and Exploration, in the General Division of Energy and Geology (hereinafter “DGEG”).

This contract was prepared before me, Maria Cristina Vieira Lourenço, an attorney acting as a public official, which contract will be governed by the following articles:

CHAPTER I

ACTIVITY PROVIDED IN CONCESSION

ARTICLE ONE

(CONCESSION)

1.              Pursuant to the terms of Decree Law No. 109/94 of April 26 (hereinafter DL 109/94), the companies Petrobras, Galp and Partex, in a consortium (hereinafter designated as “Petrobras Consortium / Galp / Partex” or the “Concession Holder”), are awarded a concession to carry out the activities of prospection, research, development and production of oil on the Portuguese continental shelf, beyond the 200-meter deep water polygon in Area No. 235 — known as “Camarão”, whose implantation is shown on the attached map (Annex I), including 1 (one) block of 38 (thirty eight) lots, whose description is also attached hereto (Annex II).

2.              The members of the consortium are jointly and severally liable for complying with the obligations arising under this Contract (“Concession Contract”), except in the cases in which, according to the terms of Portuguese tax legislation in force, that liability is individual.

3.              Petrobras is the operator for the Concession Holder (“Operator”). The appointment of a new Operator for all or any portion of the area, and at all times subject to this Concession Contract, must be authorized in advance by DGEG, which will assess the competence and technical capacity of the new Operator.

4.              The Concession Holder appoints the Operator to lead and carry out all operations and activities to be developed within the scope of this Concession Contract, to submit all work plans, projects, proposals and other communications to DGEG, and to receive all responses, requests, solicitations, proposals and any other communications from DGEG.

5.              The work to be performed within the scope of this Contract in areas subject to administrative rights-of-way, restrictions on public works, or any other limitations that are administrative in nature lack legal authorizations, licenses, approvals or favorable opinions from entities with jurisdiction in those areas, to the extent that the exercise of rights conferred by this Concession Contract is or might be prohibited, limited or even conditioned by the respective special legislation.

6.              The authorizations, licenses, approvals or favorable opinions mentioned in the previous number must be obtained by the Concession Holder.

ARTICLE TWO

(PROSPECTION AND RESEARCH)

1.              Without prejudice to what is established in Annex IV of this Contract, and the waiver right (“drill or drop”) to which refers article 63 of DL 109/94, during the initial period the Concession Holder will perform a minimum of the following prospection and research work:

First year:	•

Purchase of 1500 km of speculative seismic, gravimetric data, information on wells and geochemistry, with an estimated investment of US$ 750,000.00 (seven hundred and fifty thousand United States dollars).

	•	Initiate nearly 500 km of seismic 2D, with an estimated investment of US$ 125,00.00 (one hundred and twenty-five thousand United States dollars).

	•	Seismic mapping and data integration.

	•	Regional analysis and modeling of the basin.

	•	Market prospection for seismic acquisition campaign.

Second year:	•	Conclusion of reprocessing and geological and geophysical reintegration as a function of reprocessing data.

	•	Start of preparation of seismic acquisition campaign.

Third year:	•	Start of market prospection regarding the availability of drilling / ships / equipment for wells to be drilled as agreed for the fourth year.

	•	Realization of 2D seismic campaign (1000 km) or 3D equivalent (250 km2), with an estimated investment of US$ 1,000,000.00 (one million United States dollars).

	•	Initiate processing and interpretation of data collected.

Fourth year:	•	Conclusion of processing new seismic data collected and its interpretation.

	•	Preparation and realization of a research drill, with an estimated investment of US$ 15,000,000.00 (fifteen million United States dollars).

Fifth year:	•	Geological and geophysical studies.

	•	Reinterpretation of seismic lines based on new data obtained in the research drill done during the previous year.

Sixth year:	•	Realization of research drill, with an estimated investment of US$ 15,000,000.00 (fifteen million United States dollars).

Seventh year:	•	Geological and geophysical studies.

	•	Reinterpretation of seismic lines based on new data obtained in the research drill done during the prior year.

	•	Preparation of third research drill.

Eighth year:	•	Realization of research drill with an estimated investment of US$ 15,000,000.00 (fifteen million United States dollars).

2.              Prospection and research work will be included in annual plans, duly broken down and budgeted, to be submitted for approval by DGEG, according to the terms of Articles 31 and 32 of DL 109/94.

3.              The field work projects to which Articles 33 and 34 of DL 109/94 refer, which foresee the realization of drilling, must include the conditions of their eventual closure.

4.              Any research work done in a certain year beyond the work projected as being mandatory for that year will be deducted from the work that must be done in following years.

ARTICLE THREE

(MANDATORY RELINQUISHMENT OF AREAS)

1.              Without prejudice to the waiver right (“drill or drop”) to which refers Article 63 of DL 109/94, the Concession Holder must relinquish at least 50% (fifty percent) of the area of the concession at the end of the 5th (fifth) year of the initial period, under Article 84(2)(b) of DL 109/94.

2.              At the end of the 8th (eighth) year of the initial period, and in the event of a request for the extension mentioned in Article 35(4) of DL 109/94, the Concession Holder must relinquish at least 50% (fifty percent) of the area in force at that time.

3.              Relinquishment of areas must comply with numbers 3 to 6 of Article 36 of DL 109/94, taking into consideration subsections (b) and (c) of Article 84(2) of that same Decree Law and of Annex IV.

ARTICLE FOUR

(DEVELOPMENT AND PRODUCTION)

1.              Within the scope of exploration (prospection and research activities), whenever the Concession Holder establishes the existence of an economically viable oil field, it must develop the respective preliminary demarcation and the general working plan for development and production, which must include the closing plan and the return of the area to its original or equivalent status, and the respective schedule for execution, submitting them to DGEG for discussion, according to the terms of Articles 37 to 39 of DL 109/94.

2.              The development and/or production work established for each year will be in the annual plans, duly broken down and budgeted for, to be submitted for discussion by DGEG, according to Articles 31, 32 and 40 of DL 109/94.

3.              Within the period of 5 (five) years from the approval date of each general development and production plan, according to the terms of Article 41 of DL 109/94, the Concession Holder must definitively demarcate the boundaries of the oil blocks in which the acknowledged oil fields are located.

4.              The period to which the previous number refers may be extended when it is shown to be technically justified, pursuant to Article 41(2) of DL 109/94.

5.              The commercial production of an oil field may only be initiated as of the date of approval of the respective general development and production plan.

6.              The Concession Holder must perform the work in a regular and continuous manner, employing good oil industry techniques and practices and rigorously observing the technical rules that might be established in the future.

7.              Except in the special situations established in Article 72 of DL 109/94, the Concession Holder may freely make use of the oil it produces.

8.              The conditions regarding oil development and production activities will be established in the general development and production plan to be agreed to by and between DGEG and the Concession Holder according to the terms of Articles 38 and 39 of DL 109/94.

ARTICLE FIVE

(REPORTS)

1.              Every quarter the Concession Holder will send DGEG a report in triplicate summarizing the activities performed.

2.              Every year, the Concession Holder will send DGEG a technical report in triplicate on its activities, attaching a copy of all technical information produced during the period.

3.              At the end of the 3rd (third) year in the initial period, and even up to 90 (ninety) days after exercising the waiver right (“drill or drop”) mentioned in Article 63 of DL 109/94, if applicable, the Concession Holder will present a complete report on assessment of the concession area.

4.              Whenever geophysical or drilling campaigns are done, the Concession Holder will provide DGEG with additional specialized reports, attaching all of the information produced in accordance with guidance to be provided in a timely manner by DGEG.

ARTICLE SIX

(SAFETY AND HYGIENE OF PERSONNEL AND FACILITIES)

1.              In the exercise of the activities awarded in concession, the Concession Holder must observe the general rules regarding the conditions of work-related safety, hygiene and health, as well as Community provisions in relation to protecting workers in extraction industries.

2.              The Concession Holder must also present DGEG with the plans referred to in Article 70(2) of DL 109/94.

ARTICLE SEVEN

(PROTECTION OF THE ENVIRONMENT AND RECOVERY OF THE LANDSCAPE)

1.              In the exercise of the activities awarded in concession, the Concession Holder must adopt, pursuant to the terms of Article 71 of DL 109/94, adequate measures to minimize the environmental impact, ensuring protection of the surrounding ecosystem and safeguarding cultural patrimony, in compliance with the legal norms in force in that regard, whatever their source.

2.              Return, on any grounds whatsoever, in whole or in part, of the concession area will mean for the Concession Holder, the obligation to return the abandoned area, when applicable, to its original or equivalent status.

ARTICLE EIGHT

(INSURANCE)

1.              The Concession Holder is obligated to purchase insurance policies and to keep them updated, which contracts are entered into with any renowned international insurance company, against the risks inherent to its activity, namely assuring coverage of damage arising from the Concession Holder’s civil liability.

2.              Every year when the annual work plans are presented, the Concession Holder must prove the existence of insurance to DGEG by presenting a copy of the respective policy.

3.              According to the criteria of reasonability, DGEG has the authority to notify the Concession Holder regarding update of the contractual conditions of the insurance policy within a reasonable period of time.

4.              Failure to comply with what is stated in numbers 1 and 2 of this article, as well as failure to comply with the obligation imposed by DGEG according to the terms of notification referred to in the previous number of this article, are serious violations of the Concession Holder’s contractual duties, which justify termination of the Concession Contract.

ARTICLE NINE

(THE CONCESSION HOLDER’S CIVIL LIABILITY)

1.              Pursuant to general legal terms, the Concession Holder is liable for negligence or risk for any damage caused to the State or to third parties that result from its activity.

2.              The Concession Holder will also be liable for damage caused by the entities it has contracted, regardless of the terms under which the party causing the damage was contracted.

ARTICLE TEN

(RISK)

The Concession Holder assumes full liability for losses and damage and for other risks associated with the activity granted in concession, and the State will not have any liability or right or recourse against the Concession Holder by virtue of events that occur during the exercise of that same activity or in relation to that activity.

CHAPTER II

DURATION AND TERMINATION OF THE CONCESSION

ARTICLE ELEVEN

(PERIODS OF THE CONCESSION)

1.              The period of the initial period of the concession is 8 (eight) years from the date this Contract is signed, which period may be extended twice for periods of 1 (one) year, pursuant to numbers 4 and 5 of Article 35 of DL 109/94, without prejudice to the waiver right (“drill or drop”) by the Concession Holder as provided in Article 63 of the same legal document.

2.              The period of production is 30 (thirty) years from the date of approval of the corresponding general development and production plan, pursuant to numbers 3 and 4 of Article 22, and Article 84(2)(b) of DL 109/94, which may be extended one or more times, up to a maximum of 15 (fifteen) years.

3.              The production period may be extended under numbers 5 and 6 of Article 22 of DL 109/94, as long as the Concession Holder requests this up to 1 (one) year prior to the end of the period and as long as the considerations and other conditions offered as compensation for the requested extension are accepted by the State.

ARTICLE TWELVE

(TERMINATION OF THE CONTRACT)

This Contract may be terminated for any of the reasons listed in Article 59 of DL 109/94 and according to the terms of Articles 60 to 64 of that same document, without prejudice to what is stated in the following article.

ARTICLE THIRTEEN

(REVERSAL TO THE STATE)

1.              With termination of the Contract for any of the reasons stated in Article 59 of DL 109/94, and according to the State’s option, the equipment, instruments, work done, facilities and any other assets directly and permanently affected by the concession will revert at no charge to the State, in which case the State will assume the liability for eventual transfer, or those assets will remain the property of the Concession Holder, in which case their possible transfer will be the responsibility of the Concession Holder.

2.              In the event that the Concession Holder does not request an extension pursuant to the terms of Article 11 of this Contract, or if it is not possible to reach an agreement as established in number 3 of that same Article 11, then the State must exercise the option referred to in the previous number, up to 6 (six) months prior to termination of the Contract, without prejudice to what is provided in the following numbers.

3.              If the cause for termination of the Contract is rescission, the State must exercise the option mentioned in the previous number regarding the notification of rescission to the Concession Holder.

4.              In the event of the end of the contract by agreement between the State and the Concession Holder, the Concession Holder must verify establishment of the option referred to in number 1 of this article.

5.              If the State does not exercise the option referred to in the previous numbers within the time periods established therein, this will mean that it chose not to receive those assets.

CHAPTER III

SPECIAL OBLIGATIONS OF THE CONCESSION HOLDER

ARTICLE FOURTEEN

(FEES)

1.              The Concession Holder will pay DGEG a fee for entering into the contract in the amount of 45,000 € (forty-five thousand euros).

2.              In the event of transfer of the contractual position to unaffiliated parties, when authorized, the Concession Holder will pay DGEG a fee in the amount of:

a.              15,000 € (fifteen thousand euros) if the transfer occurs in the first 3 (three) years of the initial period;

b.              30,000 € (thirty thousand euros) if the transfer occurs during the remaining years of the initial period, considering possible extensions to be covered;

c.               45,000 € (forty-five thousand euros) if the transfer occurs during the production period.

3.              For the purposes of this Concession Contract, “Affiliate” means any company or individual that:

a.              Directly or indirectly controls a Party, or;

b.              Is directly or indirectly controlled by that Party, or;

c.               Is directly or indirectly controlled by a company or individual who directly or indirectly controls that Party.

“To control” means to exercise the right to 50% (fifty percent) or more of the votes in the appointment of members of the Administration — or members of a similar body, as applicable — of that company or individual.

4.              The rates referred to in this article will be paid and collected as provided for in Article 55 of DL 109/94.

ARTICLE FIFTEEN

(YIELD FROM AREA)

1.              During the valid period of this Contract, the Concession Holder will pay the state an annual surface yield per square kilometer of the area held, to be determined as follows:

a.              During the first 3 (three) years of the initial period, 15 € (fifteen euros) /km2;

b.              During the remaining years in the initial period: 30 € (thirty euros) / km2;

c.               During the 1st (first) year of extension of the initial period: 60 € (sixty euros / km2;

d.              During the 2nd (second) year of extension of the initial period: 80 € (eighty euros) /km2;

e.               During the production period: 240 € (two hundred and forty euros / km2).

2.              The amount of surface yield corresponding to the year of signature of this Contract will be calculated in proportion to the number of months remaining until the end of the same year.

3.              In the payment and collection of surface yields, Article 53 of DL 109/94 will be observed.

ARTICLE SIXTEEN

(CONFIDENTIALITY)

1.              The Concession Holder, as well as the entities with which it cooperates, will keep all data or informational elements obtained throughout the course of their activities confidential, for the entire valid period of this Contract, and they cannot transfer them to third parties unless expressly authorized in advance by DGEG.

2.              All information and data sent to DGEG by the Concession Holder will be kept confidential for the period of 5 (five) years after it has been received, or until extinction of the Concession Contract, if this should occur first.

ARTICLE SEVENTEEN

(PAYMENTS TO THE STATE)

1.              During the valid period of the Concession Contract, the Concession Holder agrees to make available to DGEG, annually, during the initial period of the concession (eight years, which may be extended twice for periods of one year), annual financing equal to 50,000 € (fifty thousand euros) in the first five years, and 75,000 € (seventy-five thousand euros) in the remaining years in the initial period of the concession, for:

a.              Technology transfer programs, updates/training and promotional activities;

b.              Acquisition and/or contracting of equipment / specialized technical means;

c.               Preservation and treatment of technical data and information.

2.              During the valid period of the Concession Contract, the Concession Holder must transfer, every year for the period of five years, with priority given to the University of Lisbon and the University of Coimbra, the amount of 25,000 € (twenty-five thousand euros), for technology transfer programs, special studies and training.

3.              In the event of discovery, and once production is initiated, the Concession Holder, after recovering the costs for research and development of the oil field(s), and after discounting the operating costs for production, that is, when it attains a positive net result, must also pay the following to DGEG in a continuous manner:

•                  2% (two percent) of the value of the first 5 (five) million barrels of oil equivalent produced and effectively commercialized;

•                  5% (five percent) of the amount of production and commercialization of oil equivalent between 5 (five) and 10 (ten) million barrels;

•                  7% (seven percent) of the amount of the remaining barrels of oil equivalent produced and commercialized.

4.              Within 30 (thirty) days after the end of each quarter, the Concession Holder will present all relevant information for calculating the amount it owes to DGEG, in accordance with what is established in number 2 above. This information must include production values, plus the costs of research, development, production and operation, the amounts obtained from sales of oil, and the taxes charged or to be charged. The Concession Holder will provide its estimate of what it should pay to DGEG in relation to the quarter in question. The DGEG will then issue an invoice of amounts owed, and it will notify the Concession Holder of this invoice. This amount must be paid within 30 (thirty) days following the date that invoice is received. Failure to pay this amount is a serious violation of the Concession Holder’s contractual duties, assuming that if the Concession Holder does not agree with the amount of the invoice, after payment of the amount that is not contested it will have the right to submit the difference in dispute to an Arbitration Court, as per Article 22.

5.              The verification and collection of the amount stated in the previous number will have as reference the conversions internationally accepted by the oil industry, which are 1 boe (barrel of oil equivalent) = 6000 cubic feet of gas = 1 barrel of liquid oil.

CHAPTER IV

INSPECTION AND GUARANTEES

ARTICLE EIGHTEEN

(INSPECTION)

1.              The activities that comprise the concession are subject to inspection by the DGEG, without prejudice to inspections by other competent entities, namely those that comprise the Maritime Authority System.

2.              The Concession Holder may not impede or make access to the concession area difficult for the purposes established in the previous number, and it must place adequate means at the disposal of the inspection entities so that they can perform their functions.

3.              The Concession Holder must provide all books and registries with respect to the establishment and the activities allowed in the concession that DGEG considers necessary for inspections, and it must provide clarifications that are requested of it.

4.              If the Concession Holder has not followed instructions issued by the DGEG within the scope of its inspection powers, then the Concession Holder must correct the situation, directly or through third parties, and all corresponding costs will be paid by the Concession Holder.

ARTICLE NINETEEN

(INSPECTIONS)

All expenses resulting from extraordinary inspections are to be paid by the Concession Holder, namely those due to complaints from third parties, as long as the existence of irregularities is found that can be attributed to it.

ARTICLE TWENTY

(BONDS)

1.              As a guarantee of good and complete compliance with the obligations arising from the Concession Contract, including the payment of fines and indemnity for losses caused to the State or to third parties within the scope of those obligations, the Concession Holder will provide a bond in favor of DGEG, according to the terms established in the following numbers. During the production period, no bonds whatsoever will be provided.

2.              Bonds will be provided by means of a bank deposit to the order of DGEG, of an autonomous bank guarantee payable upon the first request or of an insurance bond with a clause regarding payment upon the first request, whatever the case understanding that the payment, to which there can be no exceptions, must be made as soon as requested in writing by DGEG, and without the need for documental or any other type of justification.

3.              Pursuant to the terms of Article 74 of DL 109/94, the bonds will be provided annually, simultaneously with presentation of the annual work plans for prospection and research, during the initial period, and its amount will be equal to 50% (fifty percent) of the value of the budgeted work included in the respective annual plans, to which Article 31 of DL 109/94 refers.

4.              The bonds end once the respective valid period has passed, except those that must be renewed or replaced, which will remain in force as long as the corresponding renewal or substitution with a new bond has not been issued.

ARTICLE TWENTY-ONE

(FORCE MAJEURE)

1.              Breach or delay in compliance with any obligation by the Concession Holder, in whole or in part, will be considered justifiable if, and only to the extent that such breach or delay is caused, due to reasons of Force Majeure. The period of time of that breach or delay, together with the period necessary for repair of any damage caused during such delay, must be added to the period established in this Concession Contract for compliance with such obligations and for the execution of any obligation dependent upon it and, consequently, added to the period of this Concession Contract.

2.              For the purposes of this Concession Contract, “Force Majeure” means any event or circumstance considered, according to criteria of reasonability, outside of the control of any of the parties, which impedes or delays compliance with the obligations established in this Concession Contract and which, despite taking adequate measures, such party is not able to avoid, including but not limited to, acts of war, acts of terrorism, uprisings, rebellions or civil disturbances, earthquakes, storms or other natural disasters, explosions, fires or expropriations, nationalizations, requisitions or other interference from governmental authorities, and even national or regional strikes or labor conflicts (whether official or not).

3.              The party that invokes Force Majeure must communicate this with the other party within a reasonable period of time after the occurrence of the facts on which it is based, and it must keep the other party informed regarding all significant developments. This communication must be reasonably detailed regarding all reasons of Force Majeure and it must include a projection of the time that will probably be necessary for that party to be able to overcome the causes of Force Majeure.

4.              If the causes of Force Majeure continue for more than fifteen (15) consecutive days, the Parties will meet immediately to go over the situation and to agree to the measures to be taken for removal of the cause of Force Majeure, and to re-establish compliance with the obligations established in this Concession Contract in accordance with legal provisions.

5.              If the case of Force Majeure were to occur during the initial period of prospection and research, or during any of its extensions, and its impacts continue for a period of six (6) consecutive months, the Concession Holder may, within the scope of what is stated in Article 60(e) of DL 109/94, request DGEG ninety (90) days in advance of the expiration of this Concession Contract, for a founded demonstration of the impossibility of complying with its obligations. DGEG will assess the claim of the Concession Holder and will provide its opinion, submitting the process to the decision of the Minister, who will determine the expiration of the Concession Contract or its review, with the agreement of the Concession Holder, in order to ensure the conditions of fulfillment of the work.

CHAPTER V

TRANSFER OF RIGHTS AND RESPONSIBILITIES OF THE CONCESSION HOLDER

ARTICLE TWENTY-TWO

(ASSOCIATION WITH THIRD PARTIES AND TRANSFER OF POSITION)

1.              The Concession Holder may not associate with third parties in a system of non-corporate participation of interests, nor may it transfer its position as Concession Holder to third parties without prior authorization from the responsible Minister, pursuant to the terms established in Article 77 of DL 109/94. While an Affiliate cannot be considered a third party, any transfer of position in favor of an Affiliate will be subject to the same procedures, therefore approval cannot be denied if there are no reasons that do not comply with reasonability criteria.

If the DGEG does not issue a statement within 30 days, transfer to the Affiliate will be considered as having been approved.

2.              For the purposes of the previous number, transfer of the position of Concession Holder is equivalent to transfer to third parties of the respective quotas or shares that represent more than 50% (fifty percent) of the corporate capital.

CHAPTER VI

CONTRACTUAL DISPUTES, NOTIFICATIONS

ARTICLE TWENTY-THREE

FORUM

Differences will be resolved according to Portuguese law, by an arbitration court, in accordance with Article 80 of DL 109/94, which will function according to the terms of Law No. 31/86 of August 29, 1986, and of the Arbitration Convention, now also entered into and whose terms are established in Annex III of this Contract.

ARTICLE TWENTY-FOUR

(NOTIFICATIONS)

1.              All notifications, communications and other correspondence related to performance of this Concession Contract will be sent to the Petrobras / Galp / Partex Consortium and to the permanent representative in Portugal of the Head of the Consortium, whose address is Avenida Eng. Duarte Pacheco, Torre 2, 16°, 1070-274, Lisbon, with copies to Petrobras International Braspetro B.V. and Petróleo Brasileiro S.A. — Petrobras, whose addresses are, respectively, Prins Bernhardplein 200, 1097 JB, Amsterdam, the Netherlands, and Avenida República do Chile, 500, 30° Piso, Centro, Rio de Janeiro, Brazil.

2.              In the event of a change in address, the Head of the Consortium will communicate the new address to be used for these purposes to DGEG in writing 30 (thirty) days in advance.

3.              Except what is provided in the previous paragraph, notifications related to modification of this Concession Contract, or its termination according to the terms of Articles 61 and 64 of DL 109/94, which will also be sent to the permanent representative in Portugal of the members who are not the Head of the Consortium and whose addresses are the following: Petróleos de Portugal — Petrogal, S.A., Edificio Galp, Rua Tomás da Fonseca, Torre C, 1600-209 Lisbon, and Partex Oil and Gas (Holdings) Corporation — Rua Ivone Silva, No. 6, 1° andar, 1050-124, Lisbon. In the event of a change in address, that which is stated in the previous number will apply.

4.              The Concession Holder is considered to have been notified on the third business day following the date of postal registration sent in accordance with the terms established in the previous numbers.

5.              The assumption established in the previous number may be refuted by the notified party when the fact of receipt of the notification occurs on a date subsequent to the assumed date, for reasons not attributable to it.

Two true and correct copies of this Concession Contract are prepared, comprised of pages numbered from one to twenty-four, and by four Annexes, with Annexes I and II comprised of one sheet of paper with one page each, and Annexes III and IV of one sheet with two pages, all initialed by the participating parties — grantors, witnesses and public servant, with the exception of the page that contains the respective signatures, with one copy of the contract and its Annexes remaining in the files of the General Division of Energy and Geology.

All witnesses were present, Mr. Miguel Barreto Caldeira Antunes and Mr. Carlos Augusto Amaro Caxaria, respectively the Director General and Assistant Director General of Energy and Geology, who sign along with the granting parties, after having been read out loud by me, María Cristina Vieira Lourenço, which I also sign, and in the presence of all of the participating parties I attest to acceptance by the granting parties of this Concession Contract.

This Contract is stamped according to Law 150/99 of September 11, 1999.

First Granting Party:

/s/ Manuel António Gomes de Almeida de Pinho

Second Granting Parties:

/s/ Nestor Cunat Cerveró

/s/ Manuel Ferreira de Oliveira

/s/ Fernando Manuel dos Santos Gomes

/s/ António José da Costa Silva

Witnesses:

/s/ Miguel Barreto Caldeira Antunes

/s/ Carlos Augusto Amaro Caxaria

Public Official:

/s/ María Cristina Vieira Lourenço

ANNEX I

MINISTRY OF THE ECONOMY AND OF INNOVATION

PETROBRAS / GALP / PARTEX CONSORTIUM

CONCESSION AREA
235 — “CAMARÃO”
SCALE: 1/500,000 UTM-ED 50

ANNEX II

MINISTRY OF THE ECONOMY AND OF INNOVATION

PETROBRAS / GALP / PARTEX CONSORTIUM

AREA OF CONCESSION NO. 235 — “CAMARÃO”

(a)         Polygon that defines the 200-meter deep water line in water, for the purposes of the single article of Decree Law No. 79/85 of March 26, 1985.

ANNEX III

ARBITRATION CLAUSE

The Arbitration Clause to which Article Twenty-Three of the Concession Contract for Rights to Prospection, Research, Development and Production of Oil refers, for an area known as “CAMARÃO”, is governed by the following clauses:

ONE

The Arbitration Court will be comprised of 3 (three) arbitrators. Each party must appoint 1 (one) arbitrator, and the 3rd (third) arbitrator will perform the functions of President, and will be chosen by the arbitrators appointed by the parties within the period of 15 (fifteen) days. In the absence of an agreement, the 3rd (third) arbitrator will be indicated by the President of the Court of Appeals of Lisbon. For the purposes of this Arbitration Convention, the parties are understood to be the Portuguese State, on one side, and the Petrobras / Galp / Partex Consortium on the other.

TWO

The arbitrators must agree to the rules of the arbitration process, and also to the location of installation or the seat of the court, which will function in Lisbon, using the rules of the International Chamber of Commerce in force at that time for the arbitration proceeding .

THREE

The period for a decision from the Arbitration Court will be 6 (six) months from the date of appointment of the last arbitrator.

FOUR

The Arbitration Court will rule according to fairness and its decisions are final and enforceable, and no type of appeal to those decisions is allowed.

FIVE

The Arbitration Court may, if it so understands and is requested by any of the parties, to decree precautionary measures or measures to conserve rights, with respect to the adversary principle.

SIX

Filing a request for arbitration will have a suspensive effect, except in relation to payments of any type, by force of law or the Concession Contract.

SEVEN

Each party will pay all remuneration and fees of the arbitrator that they name.

EIGHT

The remuneration and fees of the 3rd (third) arbitrator will be paid in full by the losing party, or if both parties lose, that remuneration and those fees will be shared by them, with each party paying half.

ANNEX IV

SPECIAL CONDITIONS WITH RESPECT TO THE

“CAMARÃO”, “AMÊIJOA”, “OSTRA” AND “MEXILHÃO” CONTRACTS

The 4 (four) concessions are considered to be a global research project, therefore allowing the following:

1.              Minimal mandatory work:

a.              The reprocessing of up to a maximum of 250 km of 2D seismic of the 500 km projected so that each concession area is eventually transferred from one to another or other areas, when technically justified;

b.              The acquisition of up to a maximum of 500 km of 2D seismic lines (or 125 km2 3D seismic) of the 1000 km 2D (or 250 km2 3D) projected so that each concession area is eventually moved from one to another or other areas, when technically justified;

c.               Delays in complying with the obligations for seismic acquisition and/or drilling in some of the concessions are allowed when duly justified by technical and/or logistical reasons (lack of availability of drills, ships and/or equipment), and the contracting process having the adequate means initiated in a timely manner by the Concession Holder. The process of contracting adequate means will be considered as having been initiated in a timely manner by the Concession Holder when it shows, by any means, that it began the preparation work for selection of drills, ships or adequate equipment, as per the program defined in Article 2(1) of this Contract;

d.              If, due to the reasons listed in the previous point, once they are approved and accepted, there is a delay in finalization of execution of the seismic campaign during the third year, or in the realization of drilling in any concession, the Concession Holder may, as of the fourth year, exercise the waiver right (“drill or drop”) established in sections (a) and (b) of Article 63(1) of Decree Law No. 109/94.

e.               Location of the mandatory drill corresponding to the 8th (eighth) year of effectiveness of the concession contracts may equally be transferred from one area to another concession area, if technically justified;

2.              Relinquishment of areas:

Relinquishment at the end of the 5th (fifth) year of at least 50% (fifty percent) of the area of the concession may be distributed in an unequal manner among the 4 (four) concessions, to be proposed and subject to authorization, thus the relinquishment of at least 25% (twenty-five percent) of the concession area is therefore mandatory per concession.